UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2017

Popeyes Louisiana Kitchen, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-32369	58-2016606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 459-4450

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 15, 2017, Popeyes Louisiana Kitchen, Inc. (the “Company”) entered into a first amendment (the “Amendment”) of its Amended and Restated Credit Agreement (the “2016 Credit Facility”) with Wells Fargo Bank, National Association, as Administrative Agent, Issuing Bank and Swingline Lender, Bank of America, N.A., as Syndication Agent, and certain other lenders party thereto.

The Amendment consists of a $150 million dollar revolving loan expansion under the 2016 Credit Facility. This expanded capacity will give the Company access to a total of $400 million dollars of revolving debt capacity. The Company currently has drawn $155.5 million of this total debt capacity. Availability for short-term borrowings and letters of credit under the revolving credit facility after giving effect to this transaction was $244.4 million. There were no other changes to the tenor or covenants included in the 2016 Credit Facility. The facility is scheduled to mature on January 22, 2021. There are no required principal payments due prior to the maturity date.

The foregoing does not constitute a complete summary of the terms of the Amendment, and reference is made to the complete text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	First Amendment to Credit Agreement dated as of February 15, 2017.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 22, 2017

POPEYES LOUISIANA KITCHEN, INC.

By:	/S/ HAROLD M. COHEN
Harold M. Cohen
General Counsel, Chief Administrative Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	First Amendment to Credit Agreement dated as of February 15, 2017.